EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS THIRD QUARTER RESULTS

ATLANTA, Georgia, November 12, 2009 - Atlantic American Corporation (Nasdaq-AAME) today reported a net loss of $2.1 million, or $0.10 per diluted share, for the three month period ended September 30, 2009, compared to a net loss of $0.2 million, or $0.03 per diluted share, for the three month period ended September 30, 2008. For the nine month period ended September 30, 2009, the net loss was $1.8 million, or $0.10 per diluted share, compared to a net loss of $1.1 million, or $0.11 per diluted share, for the comparable period in 2008. Results for the three month and nine month periods ended September 30, 2009 were impacted by an increase in the Company’s deferred tax asset valuation allowance of approximately $1.8 million; whereas the results for the nine month period ended September 30, 2008 included a loss from discontinued operations of approximately $2.2 million.

Total revenues for the three month period ended September 30, 2009, were $25.5 million, decreasing slightly from $25.6 million for the three month period ended September 30, 2008. Insurance premiums during this quarter decreased less than $0.1 million from the comparable 2008 premiums. For the nine month period ended September 30, 2009, revenues were $76.9 million, decreasing less than 1% from the comparable 2008 period revenues of $77.1 million. Insurance premiums during the nine month period ended September 30, 2009 increased 0.4% from the comparable period in 2008. Nominal revenue and premium changes during both the three month and nine month periods ended September 30, 2009 continue to reflect stabilized business levels.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While our core operations remain solidly profitable, the non-cash accounting adjustments to our tax provision resulted in a loss for the three month and nine month periods ended September 30, 2009. Premiums in our life and health operation are now increasing across the board, but this increase is being somewhat offset by premium decreases in our property and casualty operations.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2009	2008	2009	2008
Insurance premiums	$ 22,774	$ 22,831	$ 68,512	$ 68,230
Investment income	2,699	3,111	8,142	8,779
Realized investment gains (losses), net	14	(367)	1	(341)
Other income	51	41	202	420
Total revenue	25,538	25,616	76,857	77,088
Insurance benefits and losses incurred	15,840	15,067	45,753	42,662
Commissions and underwriting expenses	6,804	7,192	21,734	22,915
Interest expense	679	795	2,094	2,517
Other	2,044	2,626	6,848	7,267
Total benefits and expenses	25,367	25,680	76,429	75,361
Income (loss) from continuing operations before income taxes	171	(64)	428	1,727
Income tax expense	2,279	102	2,268	684
Income (loss) from continuing operations	(2,108)	(166)	(1,840)	1,043
Loss from discontinued operations, net of tax	-	-	-	(2,166)
Net loss	$ (2,108)	$ (166)	$ (1,840)	$ (1,123)
Net loss per common share:

Basic loss per common share:
Loss from continuing operations	$ (0.10)	$ (0.03)	$ (0.10)	$ (0.01)
Loss from discontinued operations	-	-	-	(0.10)
Net loss applicable to common shareholders	$ (0.10)	$ (0.03)	$ (0.10)	$ (0.11)
Diluted loss per common share:
Loss from continuing operations	$ (0.10)	$ (0.03)	$ (0.10)	$ (0.01)
Loss from discontinued operations	-	-	-	(0.10)
Net loss applicable to common shareholders	$ (0.10)	$ (0.03)	$ (0.10)	$ (0.11)

Selected Balance Sheet Data	September 30, 2009	December 31, 2008
Total investments	$ 188,349	$ 173,116
Total assets	263,167	266,609
Insurance reserves and policy funds	128,695	130,774
Debt	41,238	41,238
Total shareholders' equity	79,793	75,414
Book value per common share	3.26	3.06